ADDENDUM TO EMPLOYMENT AGREEMENT

         ADDENDUM TO EMPLOYMENT AGREEMENT made as of the 1st day of January, 1991, by and between Scangraphics, Inc. (the "Company") and Andrew E. Trolio (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto entered into an agreement (the "Agreement") whereby the Company will employ Employee for period of time and upon certain terms and conditions set forth in the Agreement; and

         WHEREAS, while the Agreement states that the Company is a Utah corporation, the Company has changed its domicile from Utah to Pennsylvania; and

         WHEREAS, as a result of certain changes which have been effectuated by Employee and Company, the parties hereto intending to be legally bound hereby, agree to amend the Agreement as hereinafter set forth:

         1. Paragraph 2(a) of the Agreement shall be amended so that wherever the words "Chief Executive Officer and President" appear, those words shall be deleted and the words "Chairman of the Board" shall be placed in their stead.

         2. Paragraph 5(b) shall be amended to read as follows:

            "5(b) Notwithstanding the provisions of subparagraph (a) above, in the event at any time during the initial five (5) year term of this Agreement or any extension thereof, Employee shall be removed as Chairman of the Board of the Company or shall not be reelected as Chairman of the Board of the Company, Employee shall have the right to terminate his employment hereunder at his convenience and, provided that as of the date of such removal or failure to reelect, Employee shall not have breached Agreement, such termination will be considered a termination by reason of breach of this Agreement by the Company."

         3. Notwithstanding anything to the contrary in the Agreement or in this Addendum to the Agreement, if the office of President and Chief Executive Officer of the Company shall become vacant for any reason whatsoever and if the Company desires for

Employee to occupy such positions for either of them temporarily until a new Chief Executive Officer and President can be located and hired by the Board of Directors, Employee will, at this option, and upon request of the Board of Directors, enter into the offices of Chief Executive Officer and President to serve along with his office of Chairman of the Board at the please of the Board of Directors. During such time that Employee is employed as Chief Executive Officer and President of the Company the Employee shall receive compensation equal to that received by the Chief Executive Officer and President that he replaces. Upon the Employee no longer being Chief Executive Officer and President, his compensation will be reduced to that which is provided for in this Agreement, except when he acts as Chief Executive Officer and President.

         4. In all other ways the Agreement is hereby ratified and confirmed.

         5. This Addendum shall be construed under the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this 29th day of October, 1997.

                                           SCANGRAPHICS, INC.

ATTEST: /s/ Victoria R. Franchetti         BY: /s/ Laurence L. Osterwise
        -----------------------------          -------------------------------
            Assistant Secretary                    Chief Executive Officer
                                                   and President



Subject to Approval                        EMPLOYEE:
Of the Board Of Directors

/s/ Laurence L. Osterwise                  /s/ Andrew E. Trolio
-------------------------------------      -----------------------------------
         10/29/97                                ANDREW E. TROLIO




                                                              September 16, 1997